EXHIBIT 10.1




                                CREDIT AGREEMENT

                                   dated as of
                                  May 11, 2007

                                      among

                         UNITED STATES STEEL CORPORATION

                            THE LENDERS PARTY HERETO

                        THE LC ISSUING BANKS PARTY HERETO

                                       and

                           JPMORGAN CHASE BANK, N.A.,
                             as Administrative Agent

                              ____________________


                          J.P. MORGAN SECURITIES INC.,
                        Sole Lead Arranger and Bookrunner

                              _____________________



           BANK OF AMERICA, N.A.      CITIZENS BANK OF PENNSYLVANIA
             Syndication Agent              Syndication Agent

                             ______________________



           PNC BANK, NATIONAL ASSOCIATION,    THE BANK OF NOVA SCOTIA,
                Documentation Agent           Documentation Agent



                              MORGAN STANLEY BANK,
                             Co-Documentation Agent



                                TABLE OF CONTENTS

                                                                          Page


                                    ARTICLE 1
                                   Definitions

Section 1.01.  Defined Terms                                                 1
Section 1.02.  Types of Borrowing                                           20
Section 1.03.  Terms Generally                                              21
Section 1.04.  Accounting Terms; Changes in GAAP                            21

                                    ARTICLE 2
                                   The Credits

Section 2.01.  Commitments to Lend                                          21
Section 2.02.  Notice of Committed Borrowing                                22
Section 2.03.  Competitive Bid Borrowings.                                  22
Section 2.04.  Notice to Lenders; Funding of Loans                          26
Section 2.05.  Maturity of Loans                                            27
Section 2.06.  Interest Rates                                               27
Section 2.07.  Method of Electing Interest Rates                            29
Section 2.08.  Fees                                                         31
Section 2.09.  Optional Termination or Reduction of Commitments             31
Section 2.10.  Scheduled Termination of Commitments                         31
Section 2.11.  Optional Prepayments                                         31
Section 2.12.  Reserved.                                                    32
Section 2.13.  Computation of Interest and Fees                             32
Section 2.14.  Reserved.                                                    32
Section 2.15.  Increased Commitments; Additional Lenders                    32
Section 2.16.  Letters of Credit                                            34
Section 2.17.  Evidence of Debt.                                            38
Section 2.18.  Change in Control                                            39
Section 2.19.  Alternate Rate of Interest                                   40
Section 2.20.  Increased Costs                                              40
Section 2.21.  Break Funding Payments                                       42
Section 2.22.  Taxes                                                        42
Section 2.23.  Payments Generally; Pro Rata Treatment; Sharing of Set-Offs  43
Section 2.24.  Lender's Obligation to Mitigate; Replacement of Lenders      45

                                    ARTICLE 3
                         Representations and Warranties

Section 3.01.  Organization; Powers                                         47
Section 3.02.  Authorization; Enforceability                                47
Section 3.03.  Governmental Approvals; No Conflicts                         47
Section 3.04.  Financial Statements; No Material Adverse Change             47
Section 3.05.  Litigation and Environmental Matters                         47
Section 3.06.  Taxes                                                        48
Section 3.07.  Investment Company Status                                    48
Section 3.08.  ERISA                                                        48
Section 3.09.  Disclosure                                                   48

                                    ARTICLE 4
                                   Conditions

Section 4.01.  Effective Date                                               49
Section 4.02.  Conditions to Initial Utilization and Each Subsequent
               Utilization                                                  50

                                    ARTICLE 5
                              Affirmative Covenants

Section 5.01.  Financial Statements and Other Information                   51
Section 5.02.  Existence; Conduct of Business                               53
Section 5.03.  Maintenance of Properties                                    53
Section 5.04.  Insurance                                                    53
Section 5.05.  Proper Records; Rights to Inspect                            53
Section 5.06.  Compliance with Laws                                         54
Section 5.07.  Use of Proceeds and Letters of Credit                        54

                                    ARTICLE 6
                               Negative Covenants

Section 6.01.  Liens                                                        54
Section 6.02.  Fundamental Changes                                          56
Section 6.03.  Interest Coverage Ratio                                      56
Section 6.04.  Leverage Ratio                                               56

                                    ARTICLE 7
                                Events of Default


                                    ARTICLE 8
                                   The Agents

Section 8.01.  Appointment and Authorization                                59
Section 8.02.  Administrative Agent and Affiliates                          59
Section 8.03.  Action by Administrative Agent                               59
Section 8.04.  Consultation with Experts                                    60
Section 8.05.  Liability of Administrative Agent                            60
Section 8.06.  Credit Decision                                              60
Section 8.07.  Successor Administrative Agent                               60
Section 8.08.  Agents' Fees                                                 61
Section 8.09.  Other Agents                                                 61

                                    ARTICLE 9
                                  Miscellaneous

Section 9.01.  Notices                                                      61
Section 9.02.  Waivers; Amendments                                          62
Section 9.03.  Expenses; Indemnity; Damage Waiver                           63
Section 9.04.  Successors and Assigns                                       65
Section 9.05.  Designated Lenders                                           68
Section 9.06.  Survival                                                     69
Section 9.07.  Counterparts; Integration                                    70
Section 9.08.  Severability                                                 70
Section 9.09.  Right of Setoff                                              70
Section 9.10.  Governing Law; Jurisdiction; Consent to Service of Process   70
Section 9.11.  WAIVER OF JURY TRIAL                                         71
Section 9.12.  Headings                                                     72
Section 9.13.  Confidentiality                                              72
Section 9.14.  USA PATRIOT Act Notice                                       72


SCHEDULES:
COMMITMENT SCHEDULE
PRICING SCHEDULE
Schedule 2.16  Existing Letters of Credit
Schedule 6.01  Existing Liens

EXHIBITS:
Exhibit A  -   Form of Assignment
Exhibit B  -   Form of Competitive Bid Quote Request
Exhibit C  -   Form of Invitation for Competitive Bid Quotes
Exhibit D  -   Form of Competitive Bid Quote
Exhibit E  -   Form of Opinion of General Counsel of the Borrower
Exhibit F  -   Certain Definitions from Regulation S-X (as in effect on the date of this Amended Agreement)
Exhibit G  -   Form of Designation Agreement

     CREDIT AGREEMENT dated as of May 11, 2007 among UNITED STATES STEEL CORPORATION, the LENDERS party hereto, the LC ISSUING BANKS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

     The parties hereto agree as follows:


                                    ARTICLE 1
                                   Definitions

     Section 1.01. Defined Terms. As used in this Agreement, the following terms have the following meanings:

     "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

     "Additional Lender" has the meaning set forth in Section 2.15.

     "Adjusted LIBO Rate" has the meaning set forth in Section 2.06(b).

     "Administrative Agent" means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by or under common Control with such specified Person.

     "Agent" means any of the Administrative Agent, the Documentation Agents, the Co-Documentation Agent and the Syndication Agents, and "Agents" means any two or more of the foregoing.

     "Applicable Lending Office" means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Eurodollar Loans, its Eurodollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

     "Arranger" means J.P. Morgan Securities Inc. in its capacity as sole lead arranger of the credit facility provided under this Agreement.

     "Assignment" means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "Base Rate Loan" means a Committed Loan that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.19.

     "Borrower" means United States Steel Corporation, a Delaware corporation, and its successors.

     "Borrower's Latest Form 10-Q" means the Borrower's quarterly report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC pursuant to the Exchange Act.

     "Borrower's 2006 Form 10-K" means the Borrower's annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC pursuant to the Exchange Act.

     "Borrowing" has the meaning set forth in Section 1.02.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or a Competitive Bid LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Capital Lease Obligations" of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

     "Cash Collateral Account" means a deposit account maintained by the Borrower with and pledged to the Administrative Agent and under the exclusive control of the Administrative Agent.

     "Change in Control" means the occurrence of any of the following:

          (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;

          (b) individuals who constituted the Board of Directors of the Borrower at any given time (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower as approved by a vote of 66-2/3% of the directors of the Borrower then still in office who were either directors at such time or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

          (c) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

          (d) the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after such date or (c) compliance by any Lender or the LC Issuing Bank (or, for purposes of Section 2.20, by any lending office of such Lender or by such Lender's or the LC Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

     "Co-Documentation Agent" means Morgan Stanley Bank in its capacity as co-documentation agent in respect of this Agreement.

     "Commitment" means (i) with respect to each Lender listed on the Commitment Schedule, the amount set forth opposite such Lender's name on the Commitment Schedule, (ii) with respect to each Additional Lender, the amount of the Commitment assumed by it pursuant to Section 2.15 and (iii) with respect to any substitute Lender or Assignee which becomes a Lender pursuant to Section 2.24 or 9.04, the amount of the transferor Lender's Commitment assigned to it pursuant to Section 9.04, in each case as such amount may be changed from time to time pursuant to Section 2.09 or 9.04; provided that, if the context so requires, the term "Commitment" means the obligation of a Lender to extend credit up to such amount to the Borrower hereunder.

     "Commitment Schedule" means the Commitment Schedule attached hereto.

     "Committed Loan" means a loan made by a Lender pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

     "Competitive Bid Absolute Rate" has the meaning set forth in Section
2.03(d).

     "Competitive Bid Absolute Rate Loan" means a loan to be made by a Lender pursuant to an Absolute Rate Auction.

     "Competitive Bid Lending Office" means, as to each Lender, its Domestic Lending Office or such other office, branch or affiliate of such Lender as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower and the Administrative Agent; provided that any Lender may from time to time by notice to the Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Lender shall be deemed to refer to either or both of such offices, as the context may require.

     "Competitive Bid LIBOR Loan" means a loan to be made by a Lender pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01).

     "Competitive Bid Loan" means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

     "Competitive Bid Margin" has the meaning set forth in Section 2.03(d).

     "Competitive Bid Quote" means an offer by a Lender to make a Competitive Bid Loan in accordance with Section 2.03.

     "Consolidated Debt" means, at any date, the Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

     "Consolidated EBITDA" means, for any period, net income (or net loss) (before discontinued operations) plus the sum of (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) any non-cash losses or expenses from any unusual, extraordinary or otherwise non-recurring items and (f) aggregate foreign exchange losses, and minus (x) the sum of the amounts for such period of any income tax benefits and any income or gains from any unusual, extraordinary or otherwise non-recurring items, and (y) aggregate foreign exchange gains; in each case determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP and in the case of items (a) through (f) and items (x) through (y), to the extent such amounts were included in the calculation of net income. For the purpose of calculating Consolidated EBITDA for any period, if during such period the Borrower or any Subsidiary shall have made an acquisition or a disposition of an operating business, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition, as the case may be, occurred on the first day of such period.

     "Consolidated Interest Expense" means, for any period, the amount by which:

          (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and (ii) any interest accrued during such period, in respect of Debt of the Borrower or any Subsidiary, that is required under GAAP to be capitalized rather than included in consolidated interest expense for such period, exceeds

          (b) the interest income (not including foreign exchange gains and losses) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Tangible Assets" means at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of the Borrower and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the "last-in first-out" method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable, (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other intangibles, all as set forth in the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries delivered to the Administrative Agent, computed and consolidated in accordance with GAAP.

     "Control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

     "Credit Exposure" means, with respect to any Lender at any time, (i) the amount of its Commitment if in existence at such time or (ii) the sum of the aggregate outstanding principal amount of its Loans and the amount of its LC Exposure at such time if its Commitment is not then in existence.

     "Credit Facilities" means this Agreement, together with both the One-Year Term Loan Agreement dated as of a date on or about July 2, 2007, among the Borrower, Administrative Agent and the other lenders party thereto, and the Five-Year Term Loan Agreement dated as of a date on or about July 2, 2007, among the Borrower, Administrative Agent and the other lenders party thereto, in each case, as the same may be amended or modified from time to time.

     "Debt" of any Person means, without duplication:

          (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits held in escrow by or in favor of such Person, or in a segregated deposit account controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),

          (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

          (c) all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts),

          (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,

          (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

          (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

          (g)  all Guarantees by such Person of Debt of others,

          (h)  all Capital Lease Obligations of such Person,

          (i) all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers' compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),

          (j) all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise,

          (k) the aggregate amount advanced by buyers or lenders with respect to all Permitted Receivables Financings, net of repayments or recoveries through liquidation of the assets transferred pursuant to such Permitted Receivables Financing, and

          (l) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.

     The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except (a) to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor, and (b) in the case of general partnerships where the interest is held by a Subsidiary with no other significant assets.

     Notwithstanding the foregoing, the term "Debt" will exclude obligations that are no longer outstanding under the applicable indenture or instruments therefore.

     Notwithstanding the foregoing, in connection with the purchase by the Borrower or any Subsidiary of any business, the term "Debt" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid when due.

     "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Designated Lender" means, with respect to any Designating Lender, an Eligible Designee designated by it pursuant to Section 9.05(a) as a Designated Lender for purposes of this Agreement.

     "Designating Lender" means, with respect to each Designated Lender, the Lender that designated such Designated Lender pursuant to Section 9.05(a).

     "Documentation Agent" means each of PNC Bank, National Association and The Bank of Nova Scotia in its capacity as documentation agent in respect of this Agreement.

     "Domestic Lending Office" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office, branch or affiliate as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

     "dollars" or "$" refers to lawful money of the United States.

     "Domestic Subsidiary" means each Subsidiary that is not a Foreign
Subsidiary.

     "Effective Date" means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

     "Eligible Designee" means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's.

     "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.

     "Equity Interests" means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options or other rights to acquire such shares or interests.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

     "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     "Eurodollar Lending Office" means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by notice to the Borrower and the Administrative Agent.

     "Eurodollar Loan" means a Committed Loan that bears interest at a Eurodollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

     "Eurodollar Margin" means the applicable rate per annum determined in accordance with the Pricing Schedule.

     "Eurodollar Rate" means a rate of interest determined pursuant to Section 2.06(b) on the basis of an Adjusted LIBO Rate.

     "Events of Default" has the meaning specified in Article 7.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "Excluded Taxes" means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower hereunder:

          (a) income or franchise taxes imposed on (or measured by) its net income, receipts, capital or net worth by the United States (or any jurisdiction within the United States, except to the extent that such jurisdiction within the United States imposes such taxes solely in connection with such Lender Party's enforcement of its rights or exercise of its remedies under the Loan Documents), or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located;

          (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a); and

          (c) in the case of a Foreign Lender, any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.22(e).

     Notwithstanding the foregoing, a withholding tax will not be an "Excluded Tax" to the extent that (A) it is imposed on amounts payable to a Foreign Lender by reason of an assignment made to such Foreign Lender at the Borrower's request pursuant to Section 2.19, (B) it is imposed on amounts payable to a Foreign Lender by reason of any other assignment and does not exceed the amount for which the assignor would have been indemnified pursuant to Section 2.22(a) or
(C) in the case of designation of a new lending office, it does not exceed the amount for which such Foreign Lender would have been indemnified if it had not designated a new lending office.

     "Existing Credit Agreement" means the Amended and Restated Credit Agreement dated as of October 22, 2004 among the Borrower and the various lenders and agents party thereto, as amended.

     "Existing Letters of Credit" means the letters of credit issued prior to the Effective Date pursuant to the Existing Credit Agreement, as identified on
Schedule 2.16.

     "Existing Receivables Purchase Agreement" means the Second Amended and Restated Receivables Purchase Agreement dated as of September 27, 2006 among U.S. Steel Receivables LLC, as seller, the Borrower, as initial servicer and in its individual capacity, The Bank of Nova Scotia, as collateral agent, and the various other Persons from time to time party thereto, and the related documents entered into in connection therewith, all as in effect on the Effective Date.

     "Facility Fee Rate" means the applicable rate per annum determined in accordance with the Pricing Schedule.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States.

     "Financial Officer" means the chief financial officer, treasurer, any assistant treasurer, the controller or any assistant controller of the Borrower.

     "Financing Transactions" means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

     "Fiscal Quarter" means a fiscal quarter of the Borrower.

     "Fiscal Year" means a fiscal year of the Borrower.

     "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction outside the United States.

     "Foreign Subsidiary" means a Subsidiary (which may be a corporation, limited liability company, partnership or other legal entity) organized under the laws of a jurisdiction outside the United States, and conducting substantially all its operations outside the United States.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders.

     "Governmental Authority" means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Group of Loans" or "Group" means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time and (ii) all Eurodollar Loans having the same Interest Period at such time.

     "Guarantee" by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

     "Indemnified Taxes" means all Taxes except Excluded Taxes.

     "Industrial Revenue Bond Obligations" means an obligation to a state or local government unit that secures the payment of bonds issued by a state or local government unit or any Debt incurred to refinance, in whole or in part, such obligations.

     "Interest Coverage Ratio" means, the ratio of (a) Consolidated EBITDA to
(b) Consolidated Interest Expense for the period of the most recent four consecutive Fiscal Quarters for which financial statements have been prepared, taken as one accounting period.

     "Interest Period" means: (1) with respect to each Eurodollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (c)  no Interest Period may end after the Termination Date;

     (2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

          (c)  no Interest Period may end after the Termination Date; and

     (3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

          (b)  no Interest Period may end after the Termination Date.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Inventory" has the meaning set forth in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "LC Disbursement" means a payment made by the LC Issuing Bank in respect of a drawing under a Letter of Credit.

     "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time will be its Percentage of the total LC Exposure at such time.

     "LC Issuing Bank" means JPMorgan Chase Bank and any other Lender that may agree in its sole discretion to issue letters of credit hereunder, in each case in its capacity as an issuer of a Letter of Credit, and their respective successors in such capacity as provided in Section 2.16(i). The LC Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term "LC Issuing Bank" shall include each such Affiliate with respect to Letters of Credit issued by it.

     "LC Reimbursement Obligations" means, at any time, all obligations of the Borrower to reimburse the LC Issuing Bank for amounts paid by it in respect of drawings under Letters of Credit, including any portion of such obligations to which Lenders have become subrogated by making payments to the LC Issuing Bank pursuant to Section 2.16(e).

     "Lender Affiliate" means, with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

     "Lender Parties" means the Lenders, the LC Issuing Bank and the Agents.

     "Lenders" means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment. Unless the context requires otherwise, the term "Lenders" includes the LC Issuing Bank.

     "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

     "Leverage Ratio" means, at any date, the ratio of (a) Consolidated Debt at such date to (b) Consolidated EBITDA for the period of the most recent four consecutive Fiscal Quarters for which financial statements have been prepared, taken as one accounting period.

     "LIBOR Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

     "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan" means a Committed Loan or a Competitive Bid Loan and "Loans" means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

     "Loan Documents" means this Agreement and any promissory note issued by the Borrower pursuant to Section 2.17(d).

     "London Interbank Offered Rate" has the meaning set forth in Section
2.06(b).

     "Material Adverse Change" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

     "Material Debt" means Debt (other than obligations in respect of the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Debt, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any enforceable netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time in circumstances in which the Borrower or such Subsidiary was the defaulting party.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

     "Notice of Interest Rate Election" has the meaning set forth in Section
2.07.

     "Other Taxes" means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     "Participants" has the meaning specified in Section 9.04(e).

     "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     "Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Percentages will be determined based on the Commitments most recently in effect, adjusted to give effect to any assignments.

     "Permitted Liens" means:

          (a) Liens imposed by law or regulation for taxes that are not yet due or are being contested in good faith by appropriate proceedings;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendors' and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations (including deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of "Debt");

          (d) Liens or deposits to secure the performance of bids, trade contracts, leases, Hedging Agreements, statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker's liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

          (e) Liens arising in the ordinary course of business in favor of (i) consignors of Inventory or (ii) issuers of documentary letters of credit;

          (f) judgment liens in respect of judgments that do not constitute an Event of Default under clause (i) of Article 7; and

          (g) easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or regulation or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property for its current use or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Liens" shall not include any Lien that secures Debt.

     "Permitted Receivables Financing" means any receivables securitization program or other type of accounts receivable financing transaction by the Borrower or any of its Subsidiaries; provided that substantially all Debt incurred in connection therewith (other than Debt of a Special Purpose Financing Subsidiary) arises from a transfer of accounts receivable which is intended by the parties thereto to be treated as a sale.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any employee pension benefit plan (except a Multiemployer
Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a "contributing sponsor" as defined in Section 4001(a)(13) of ERISA.

     "Prevailing Eastern Time" means "eastern standard time" as defined in 15 USC Section 263 as modified by 15 USC Section 260a.

     "Pricing Schedule" means the Pricing Schedule attached hereto.

     "Prime Rate" means, for any day, the rate of interest per annum then most recently publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate will be effective for purposes hereof from and including the date such change is publicly announced as being effective.

     "Quarterly Payment Dates" means each March 31, June 30, September 30 and December 31.

     "Rating Agency" means each of S&P and Moody's.

     "Register" has the meaning specified in Section 9.04(c).

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates.

     "Required Lenders" means, at any time, Lenders having more than 50% of the aggregate Credit Exposures at such time.

     "Revolving Credit Period" means the period from and including the Effective Date to but excluding the Termination Date.

     "S&P" means Standard & Poor's.

     "SEC" means the United States Securities and Exchange Commission.

     "Senior Debt Rating" means a rating of the Borrower's senior long-term debt that is not secured or supported by a guarantee, letter of credit or other form of credit enhancement; provided that if a Senior Debt Rating by a Rating Agency is required to be at or above a specified level and such Rating Agency shall have changed its system of classifications after the date hereof, the requirement will be met if the Senior Debt Rating by such Rating Agency is at or above the new rating which most closely corresponds to the specified level under the old rating system; and provided further that the Senior Debt Rating in effect on any date is that in effect at the close of business on such date.

     "Significant Subsidiary" of any Person means any subsidiary of such Person, whether now or hereafter owned, formed or acquired that, at the time of determination is a "significant subsidiary" of such Person, as such term is defined on the date of this Agreement in Regulation S-X of the SEC (a copy of which is attached as Exhibit F), except that "5 percent" will be substituted for "10 percent" in each place where it appears in such definition of "significant subsidiary".

     "Special Purpose Financing Subsidiary" means a Subsidiary of the Borrower that is a special-purpose company created and used solely for purposes of effecting a Receivables Financing.

     "Statutory Reserve Adjustment" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Eurodollar Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Adjustment will be adjusted automatically on and as of the effective date of any change in any applicable reserve percentage.

     "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Syndication Agent" means each of Bank of America, N.A. and Citizens Bank of Pennsylvania in its capacity as syndication agent in respect of this Agreement.

     "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Termination Date" means May 11, 2012.

     "Total Outstanding Amount" means, at any date, the sum of the aggregate outstanding principal amount of all Loans plus the aggregate LC Exposures of all Lenders at such date.

     "United States" means the United States of America.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Section 1.02. Types of Borrowing. The term "Borrowing" denotes (i) the aggregation of Loans made or to be made to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same type and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes of this Agreement either (i) by reference to the pricing of Loans comprising such Borrowing (e.g., a "Eurodollar Borrowing" is a Borrowing comprised of Eurodollar Loans) or (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.01 in which all Lenders participate in proportion to their Commitments, while a "Competitive Bid Borrowing" is a Borrowing under
Section 2.03 in which one or more Lenders participate on the basis of their bids).

     Section 1.03. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word "property" shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     Section 1.04. Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent in writing that the Borrower wishes to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof with respect to any provision hereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to make a similar request), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or the applicable provision of this Agreement is amended in accordance herewith.

                                    ARTICLE 2
                                   The Credits

     Section 2.01. Commitments to Lend. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made: (i) the sum of the aggregate outstanding principal amount of such Lender's Committed Loans plus the aggregate amount of such Lender's LC Exposure shall not exceed its Commitment and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that (x) any such Borrowing may be in the aggregate amount available within the limitations in the foregoing proviso and (y) any Base Rate Borrowing pursuant to
Section 2.16(e) may be in the amount specified therein) and shall be made from the several Lenders ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow under this
Section 2.01.

     Section 2.02. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a "Notice of Committed Borrowing") not later than
(x) Noon (Prevailing Eastern Time) on the date of each Base Rate Borrowing and
(y) 11:00 A.M. (Prevailing Eastern Time) on the third Business Day before each Eurodollar Borrowing, specifying:

   (a) the date of such Borrowing, which shall be a Business Day,

   (b) the aggregate amount of such Borrowing,

   (c) whether the Loans comprising such Borrowing are to be Base Rate Loans or Eurodollar Loans, and

   (d) in the case of a Eurodollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     Section 2.03.  Competitive Bid Borrowings.

   (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Lenders to make offers to make Competitive Bid Loans to the Borrower from time to time during the Revolving Credit Period. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

   (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 11:00 A.M. (Prevailing Eastern Time) on (x) the fourth Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

        (i) the proposed date of Borrowing, which shall be a Business Day,

       (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

      (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

       (iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

     The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

   (c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Lenders an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

   (d) Submission and Contents of Competitive Bid Quotes. (i) Each Lender may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (Prevailing Eastern Time) on the fourth Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 10:00 A.M. (Prevailing Eastern Time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Lenders, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Articles 3 and 7, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

        (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

              (A) the proposed date of Borrowing,

              (B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Lender, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Lender may be accepted,

              (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Competitive Bid Margin") offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

              (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Competitive Bid Absolute Rate") offered for each such Competitive Bid Loan, and

              (E) the identity of the quoting Lender.

     A Competitive Bid Quote may set forth up to five separate offers by the quoting Lender with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

       (iii) Any Competitive Bid Quote shall be disregarded if it:

              (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

              (B) contains qualifying, conditional or similar language;

              (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

              (D) arrives after the time set forth in subsection (d)(i).

   (e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Lender that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. The Administrative Agent shall disregard any such subsequent Competitive Bid Quote unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request,
(B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

   (f) Acceptance and Notice by Borrower. Not later than 11:00 A.M. (Prevailing Eastern Time) on (x) the third Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Competitive Bid Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

         (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

        (ii) the principal amount of each Competitive Bid Borrowing must be $5,000,000 or a larger multiple of $1,000,000,

       (iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be,

        (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement; and

         (v) immediately after such Competitive Bid Borrowing is made, the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments.

   (g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

     Section 2.04. Notice to Lenders; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

   (b) Not later than 2:00 P.M. (Prevailing Eastern Time) on the date of each Borrowing, each Lender participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in
Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

   (c) If any Lender makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Lender, such Lender shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.13, as the case may be.

   (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 or (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan included in such Borrowing for purposes of this Agreement.

     Section 2.05. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the Termination Date.

   (b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable (together with accrued interest thereon), on the last day of the Interest Period applicable to such Borrowing.

     Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

   (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurodollar Margin for such day plus the Adjusted LIBO Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     "Adjusted LIBO Rate" means, with respect to any Group of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the London Interbank Offered Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment.

     "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR") from Telerate Successor Page 3750, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "London Interbank Offered Rate" applicable to such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

   (c) Any overdue principal of or interest on any Eurodollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Eurodollar Margin for such day plus the Adjusted LIBO Rate applicable to such Loan on the day before such payment was due and (ii) the Eurodollar Margin for such day plus the result obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by multiplying (x) the rate per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment are offered by the principal London office of the Administrative Agent in the London interbank market for the applicable period determined as heretofore provided by (y) the Statutory Reserve Adjustment (or, if the circumstances described in Section 2.19 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

   (d) Subject to Section 2.19, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(b) as if the related Competitive Bid LIBOR Borrowing were a Eurodollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Lender making such Loan in accordance with Section 2.03. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Lender making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

   (e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     Section 2.07. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(d) and Section 2.19), as follows:

         (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

        (ii) if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Business Day or to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to
Section 2.21 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

     Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent not later than 11:00 A.M. (Prevailing Eastern Time) on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

   (b) Each Notice of Interest Rate Election shall specify:

         (i) the Group of Loans (or portion thereof) to which such notice applies;

        (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of
Section 2.07(a);

       (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

        (iv) if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

     Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

   (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(a), the Administrative Agent shall notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

   (d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Eurodollar Loans if (i) the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

   (e) If any Committed Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

   (f) A conversion or continuation pursuant to this Section 2.07 is not a Borrowing.

     Section 2.08. Fees. (a) Facility Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders ratably in proportion to their Credit Exposures a facility fee calculated for each day at the Facility Fee Rate on the aggregate amount of the Credit Exposures on such day. Such facility fee shall accrue for the account of each Lender from and including the Effective Date to but excluding the Termination Date (or, if later, the date on which the aggregate amount of the Credit Exposures is reduced to zero).

   (b) Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the account of the Lenders ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Eurodollar Margin for such day and (ii) to each LC Issuing Bank for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such LC Issuing Bank at such rate as may be mutually agreed between the Borrower and such LC Issuing Bank from time to time.

   (c) Payments. Accrued fees under this Section shall be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the date hereof, and upon the date of termination of the Commitments in their entirety (or, if later, the date on which the aggregate amount of the Credit Exposures is reduced to zero).

     Section 2.09. Optional Termination or Reduction of Commitments. (a) The Borrower may, upon at least three Business Days' notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount.

   (b) Promptly after receiving a notice of termination or reduction pursuant to this Section, the Administrative Agent shall notify each Lender of the contents thereof and of such Lender's ratable share of any such reduction, and such notice shall not thereafter be revocable by the Borrower.

     Section 2.10. Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Termination Date.

     Section 2.11. Optional Prepayments. (a) Subject in the case of any Group of Eurodollar Loans to Section 2.21, the Borrower may, upon at least one Business Day's notice to the Administrative Agent, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 2.19) or upon at least three Business Days' notice to the Administrative Agent, prepay any Group of Eurodollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

   (b) Except with the consent of the Lender making such Loan, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan (other than a Competitive Bid Loan that bears interest at the Base Rate) prior to the maturity thereof.

   (c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     Section 2.12.  Reserved.

     Section 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     Section 2.14.  Reserved.

     Section 2.15. Increased Commitments; Additional Lenders. (a) From time to time subsequent to the Effective Date, the Borrower may, upon at least 30 days' notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders), propose to increase the aggregate amount of the Commitments by an amount not to exceed $200,000,000 (the amount of any such increase, the "Increased Commitments"). Each Lender party to this Agreement at such time shall have the right (but no obligation), for a period of 15 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the aggregate Commitments then existing. The failure of a Lender to respond to the Borrower's request for an increase shall be deemed a rejection of the Borrower's request by such Lender.

   (b) If any Lender party to this Agreement shall not elect to increase its Commitment pursuant to subsection (a) of this Section, the Borrower may, within 10 days of the Lender's response (or deemed response), designate one or more of the existing Lenders or other financial institutions acceptable to the Administrative Agent and the Borrower (which consent of the Administrative Agent shall not be unreasonably withheld or delayed) which at the time agree to (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person (an "Additional Lender"), become a party to this Agreement. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

   (c) Any increase in the Commitments pursuant to this Section 2.15 shall be subject to satisfaction of the following conditions:

         (i) immediately before and after giving effect to such increase, all representations and warranties contained in Article 3 shall be true;

        (ii) immediately before and after giving effect to such increase, no Default shall have occurred and be continuing; and

       (iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.15 shall not exceed $200,000,000.

   (d) An increase in the aggregate amount of the Commitments pursuant to this
Section 2.15 shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

   (e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.15 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Group of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Group of Eurodollar Loans then outstanding, the Borrower shall prepay such Group in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 4, the Borrower shall reborrow Committed Loans from the Lenders in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Lenders in such proportion and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in the proportion its respective Commitment bears to the aggregate Commitments after giving effect to such increase.

     Section 2.16.  Letters of Credit.  (a) General.
On the Effective Date, the LC Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each of the Lenders, and each of the Lenders shall be deemed, without further action by any party hereto, to have purchased from the LC Issuing Bank, a participation (on the terms specified in this Section) in each Existing Letter of Credit equal to such Lender's Percentage thereof. Concurrently with such sale, the participations sold to the Existing Lenders pursuant to the terms of the Existing Credit Agreement shall be automatically cancelled without further action by any of the parties hereto. Each Lender acknowledges and agrees that its obligation to acquire participations in Existing Letters of Credit pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each payment by a Lender to acquire such participations shall be made without any offset, abatement, withholding or reduction whatsoever. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the LC Issuing Bank, from time to time during the Revolving Credit Period. If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the LC Issuing Bank relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

   (b) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the LC Issuing Bank) to the LC Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.16(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the LC Issuing Bank, the Borrower also shall submit a letter of credit application on the LC Issuing Bank's standard form (with such changes as are agreed by such LC Issuing Bank and the Borrower) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $300,000,000 and (ii) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments then in effect.

   (c) Expiration Date. Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days before the Termination Date; provided that a Letter of Credit may have an expiry date later than that otherwise permitted by this clause (ii) so long as all LC Exposures with respect to such Letter of Credit are cash collateralized not later than the fifth Business Day prior to the Termination Date in the manner specified in subsection (j).

   (d) Participations. Effective upon the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuing Bank or the Lenders, the LC Issuing Bank grants to each Lender, and each Lender acquires from the LC Issuing Bank, a participation in such Letter of Credit equal to such Lender's Percentage of the aggregate amount available to be drawn thereunder. Pursuant to such participations, each Lender agrees to pay to the Administrative Agent, for the account of the LC Issuing Bank, such Lender's Percentage of (i) each LC Disbursement made by the LC Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.16(e) and (ii) any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender's obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

   (e) Reimbursement. If the LC Issuing Bank makes any LC Disbursement under a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying an amount equal to such LC Disbursement to the Administrative Agent not later than 2:00 P.M. (Prevailing Eastern Time) on the day that such LC Disbursement is made, if the Borrower receives notice of such LC Disbursement before 10:00 A.M., Prevailing Eastern Time, on such day, or, if such notice has not been received by the Borrower before such time on such day, then not later than Noon (Prevailing Eastern Time) on (i) the Business Day that the Borrower receives such notice, if such notice is received before 10:00 A.M. (Prevailing Eastern
Time) on the day of receipt, or (ii) the next Business Day, if such notice is not received before such time on the day of receipt; provided that, if such LC Disbursement is at least $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be made with the proceeds of a Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Percentage thereof. Promptly after it receives such notice, each Lender shall pay to the Administrative Agent its Percentage of the payment then due from the Borrower, in the same manner as is provided in Section
2.04 with respect to Loans made by such Lender (and Section 2.04(d) shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the LC Issuing Bank the amounts so received by it from the Lenders. If a Lender makes a payment pursuant to this subsection to reimburse the LC Issuing Bank for any LC Disbursement (other than by funding Base Rate Loans as heretofore contemplated), (i) such payment will not constitute a Loan and will not relieve the Borrower of its obligation to reimburse such LC Disbursement and (ii) such Lender will be subrogated to its pro rata share of the LC Issuing Bank's claim against the Borrower for such reimbursement. Promptly after the Administrative Agent receives any payment from the Borrower pursuant to this subsection, the Administrative Agent will distribute such payment to the LC Issuing Bank or, if Lenders have made payments pursuant to this subsection to reimburse the LC Issuing Bank, then to such Lenders and the LC Issuing Bank as their interests may appear.

   (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.16(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of
(i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. None of the Administrative Agent, the Lenders, the LC Issuing Bank and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuing Bank; provided that the foregoing shall not excuse the LC Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In the absence of gross negligence or willful misconduct on the part of the LC Issuing Bank (as finally determined by a court of competent jurisdiction), the LC Issuing Bank shall be deemed to have exercised care in each such determination. Without limiting the generality of the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuing Bank may, in its sole discretion, either (A) accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or (B) refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

   (g) Disbursement Procedures. The LC Issuing Bank shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The LC Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the LC Issuing Bank has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve the Borrower of its obligation to reimburse the LC Issuing Bank and the Lenders with respect to any such LC Disbursement.

   (h) Interim Interest. Unless the Borrower reimburses an LC Disbursement in full on the day it is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.16(e), then such amount shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day. Interest accrued pursuant to this subsection shall be for the account of the LC Issuing Bank, except that a pro rata share of interest accrued on and after the day that any Lender reimburses the LC Issuing Bank for a portion of such LC Disbursement pursuant to Section 2.16(e) shall be for the account of such Lender.

   (i) Replacement of LC Issuing Bank. The LC Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced LC Issuing Bank and the successor LC Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement. At the time any such replacement becomes effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuing Bank pursuant to Section 2.08(b). On and after the effective date of any such replacement, (i) the successor LC Issuing Bank will have all the rights and obligations of the LC Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "LC Issuing Bank" will be deemed to refer to such successor or to any previous LC Issuing Bank, or to such successor and all previous LC Issuing Banks, as the context shall require. After an LC Issuing Bank is replaced, it will remain a party hereto and will continue to have all the rights and obligations of an LC Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but will not be required to issue additional Letters of Credit.

   (j) Cash Collateralization. If an Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, the Borrower shall deposit in a Cash Collateral Account an amount in cash equal to 102% of the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 7. Any amount so deposited (including any earnings thereon) will be withdrawn from the Borrower's Cash Collateral Account by the Administrative Agent and applied to pay LC Reimbursement Obligations as they become due; provided that if at any time all Events of Default have been cured or waived, such amount, to the extent not theretofore so applied, will be returned to the Borrower upon its request.

     Section 2.17.  Evidence of Debt.

   (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

   (b) The Administrative Agent shall maintain accounts in which it shall record
(i) the amount of each Loan made hereunder, the type thereof and each Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

   (c) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the Borrower's obligation to repay the Loans in accordance with the terms of this Agreement.

   (d) Any Lender may request that Loans made by it be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note(s) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     Section 2.18. Change in Control. (a) If a Change in Control of the Borrower shall occur, the Borrower will, within one Business Day after the occurrence thereof, give the Administrative Agent notice thereof, and the Administrative Agent shall promptly notify each Lender thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change in Control and each Lender may, by notice to the Borrower and the Administrative Agent (a "Termination Notice") given not later than ten days after the date of such Change in Control, terminate its Commitment, which shall be terminated, and declare any Loans held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such amounts shall become, due and payable, in each case on the day following delivery of such Termination Notice (or if such day is not a Business Day, the next succeeding Business Day), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

   (b) If the Commitment of any Lender is terminated pursuant to this Section at a time when any Letter of Credit is outstanding, then (i) such Lender shall remain responsible to the LC Issuing Bank with respect to such Letter of Credit to the same extent as if its Commitment had not terminated and (ii) the Borrower shall pay to such Lender an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to such Lender) equal to such Lender's Percentage of the aggregate amount available for drawing under all Letters of Credit outstanding at such time.

     Section 2.19. Alternate Rate of Interest. If before the beginning of any Interest Period for a Eurodollar Borrowing or a Competitive Bid LIBOR Borrowing:

         (i) deposits in dollars in the applicable amounts are not being offered by the Administrative Agent in the London interbank market for such Interest Period; or

        (ii) in the case of a Eurodollar Borrowing, Lenders having 50% or more of the aggregate principal amount of the Loans to be included in such Borrowing advise the Administrative Agent that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue to convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a Eurodollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

     Section 2.20.  Increased Costs.  (a) If any Change in Law shall:

         (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the LC Issuing Bank; or

        (ii) impose on any Lender or the LC Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make Eurodollar Loans) or to increase the cost to such Lender or the LC Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce any amount received or receivable by such Lender or the LC Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered.

   (b) If any Lender or the LC Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the LC Issuing Bank's capital or on the capital of such Lender's or the LC Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuing Bank, to a level below that which such Lender or the LC Issuing Bank or such Lender's or the LC Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the LC Issuing Bank's policies and the policies of such Lender's or the LC Issuing Bank's holding company with respect to capital adequacy), then from time to time following receipt of the certificate referred to in subsection (c) of this Section, the Borrower shall pay to such Lender or the LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

   (c) A certificate of a Lender or the LC Issuing Bank setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Each such certificate shall contain a representation and warranty on the part of the Lender to the effect that such Lender has complied with its obligations pursuant to Section 2.24 hereof in an effort to eliminate or reduce such amount. The Borrower shall pay such Lender or the LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

   (d) Failure or delay by any Lender or the LC Issuing Bank to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender or the LC Issuing Bank pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period heretofore referred to will be extended to include the period of retroactive effect thereof.

     Section 2.21. Break Funding Payments. If (a) any principal of any Eurodollar Loan is repaid on a day other than the last day of an Interest
Period applicable thereto (including as a result of an Event of Default or a Change in Control), (b) any Eurodollar Loan is converted on a day other than the last day of an Interest Period applicable thereto, (c) the Borrower fails to borrow, convert, continue or prepay any Committed Loan on the date specified in any notice delivered pursuant hereto, or (d) any Eurodollar
Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.24, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     Section 2.22. Taxes. (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable will be increased as necessary so that, after all required deductions (including deductions applicable to additional sums payable under this Section) are made, each relevant Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

   (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

   (c) The Borrower shall indemnify each Lender Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment delivered to the Borrower by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error. If the Borrower has indemnified any Lender Party pursuant to this Section 2.22(c), such Lender Party shall take such steps as the Borrower shall reasonably request (at the Borrower's expense) to assist the Borrower in recovering the Indemnified Taxes or Other Taxes and any penalties or interest attributable thereto; provided that no Lender Party shall be required to take any action pursuant to this Section 2.22(c) unless, in the judgment of such Lender Party, such action
(i) would not subject such Lender Party to any unreimbursed cost or expense and
(ii) would not otherwise be disadvantageous to such Lender Party.

   (d) As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

   (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States, or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. If any such Foreign Lender becomes subject to any Tax because it fails to comply with this subsection as and when prescribed by applicable law, the Borrower shall take such steps (at such Foreign Lender's expense) as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax.

     Section 2.23.  Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.
(a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees, or reimbursement of LC Disbursements, or amounts payable under Section 2.20, 2.21 or 2.22(c) or otherwise) before the time expressly required under the relevant
Loan Document for such payment (or, if no such time is expressly required, before 2:00 P.M. (Prevailing Eastern Time)), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the LC Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.20, 2.21, 2.22 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. Whenever any payment of principal of, or interest on, Base Rate Loans or Competitive Bid Absolute Rate Loans or of fees shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, Eurodollar Loans or Competitive Bid LIBOR Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. All payments under each Loan Document shall be made in dollars.

   (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied
(i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

   (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or any of its participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

   (d) Unless, before the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder, the Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

   (e) If any Lender fails to make any payment required to be made by it to the Administrative Agent or the LC Issuing Bank pursuant to this Agreement, the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such obligations until all such unsatisfied obligations are fully paid.

     Section 2.24.  Lender's Obligation to Mitigate; Replacement of Lenders.
(a) If any Lender requests compensation under Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, then such Lender shall use all commercially reasonable efforts to mitigate or eliminate the amount of such compensation or additional amount, including by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or affiliates; provided that no Lender shall be required to take any action pursuant to this Section 2.24(a) unless, in the judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 2.20 or 2.22, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

   (b) If any Lender requests compensation under Section 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.22, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the LC Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.20 or payments required to be made pursuant to Section 2.22, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.


                                    ARTICLE 3


                         Representations and Warranties

     The Borrower represents and warrants to the Lender Parties that:

     Section 3.01. Organization; Powers. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, except in the case of Subsidiaries to an extent that, in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

     Section 3.02. Authorization; Enforceability. The Financing Transactions to be entered into by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     Section 3.03. Governmental Approvals; No Conflicts. The Financing Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, and (d) will not result in the creation or imposition of any Lien on any property of the Borrower.

     Section 3.04.  Financial Statements; No Material Adverse Change.  (a)
The Borrower has heretofore furnished to the Lenders the Borrower's 2006
Form 10-K containing the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as of such date and its consolidated results of operations and cash flows for such period in accordance with GAAP.

   (b) Except as set forth in the Borrower's 2006 Form 10-K or the Borrower's Latest Form 10-Q there has been no Material Adverse Change since December 31, 2006.

     Section 3.05. Litigation and Environmental Matters. (a) Except as set forth in the Borrower's 2006 Form 10-K or the Borrower's Latest Form 10-Q, as filed with the SEC pursuant to the Exchange Act, there is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any of its Subsidiaries or of which the Borrower has otherwise received official notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries
(i) as to which there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Change or (ii) that involves any of the Loan Documents or the Financing Transactions.

   (b) Except as set forth in the Borrower's 2006 Form 10-K or the Borrower's Latest Form 10-Q, the Borrower does not presently anticipate that remediation costs and penalties associated with any Environmental Law, to the extent not previously provided for, will result in a Material Adverse Change.

     Section 3.06. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all material tax returns that are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) the amount or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and its Subsidiaries or (ii) the failure to pay which would not reasonably be expected to result in a Material Adverse Change).

     Section 3.07. Investment Company Status. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     Section 3.08. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Change.

     Section 3.09. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Arranger, any Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

                                    ARTICLE 4
                                   Conditions

     Section 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

   (a) The Administrative Agent (or its counsel) shall have received counterparts hereof signed by the Borrower and each of the Lenders listed on the signature pages hereof (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of confirmation from such party that it has executed a counterpart hereof).

   (b) The Administrative Agent shall have received the favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the General Counsel or an Assistant General Counsel of the Borrower, (i) which opinion is substantially in the form of Exhibit E and (ii) covering such other matters relating to the Borrower, the Loan Documents or the Financing Transactions as the Required Lenders shall reasonably request. The Borrower requests such counsel to deliver such opinion.

   (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization for and validity of the Financing Transactions and any other material legal matters relating to the Borrower, the Loan Documents or the Financing Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

   (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clause (b), (c) and (d) of Section 4.02.

   (e) The Borrower shall have paid all fees and other amounts due and payable to the Lender Parties on or before the Effective Date, including, to the extent invoiced, all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

   (f) The Administrative Agent shall have received evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and of all other amounts payable under, the Existing Credit Agreement.

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than July 2, 2007. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

     Section 4.02. Conditions to Initial Utilization and Each Subsequent Utilization. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial Borrowing) and the obligation of the LC Issuing Bank to issue, amend, renew or extend any Letter of Credit (including the initial Letter of Credit), are each subject to receipt of the Borrower's request therefor in accordance herewith and to the satisfaction of the following conditions:

   (a) The Effective Date shall have occurred.

   (b) Immediately before and after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

   (c) The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

   (d) Immediately after such Borrowing is made, or such Letter of Credit is issued, amended, renewed or extended, as applicable, the Total Outstanding Amount will not exceed the aggregate amount of the Commitments.

     Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (b), (c) and (d) of this Section.


                                    ARTICLE 5
                              Affirmative Covenants

     Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

     Section 5.01. Financial Statements and Other Information. (a) The Borrower will furnish to the Administrative Agent (for delivery to each Lender):

         (i) as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited consolidated balance sheet as of the end of such Fiscal Year and the related statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLC or another "registered public accounting firm" as defined in Section 2 of the Sarbanes-Oxley Act of 2002 (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit except as permitted by the Exchange Act and the regulations promulgated thereunder) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

        (ii) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its consolidated balance sheet as of the end of such Fiscal Quarter and the related statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (x) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (y) having been prepared in accordance with the applicable rules of the SEC;

       (iii) concurrently with each delivery of financial statements under clause (i) or (ii), a certificate of a Financial Officer (x) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03 and Section 6.04 and (z) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Borrower's most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);

        (iv) promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

         (v) written notice of any change in the Borrower's Senior Debt Ratings by either Moody's or S&P; and

        (vi) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

     Information required to be delivered pursuant to Section 5.01(a)(i),
Section 5.01(a)(ii) or Section 5.01(a)(iv) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower's website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.01(a)(iii) and (ii) the Borrower shall deliver paper copies of the information referred to in Section 5.01(a)(i), Section 5.01(a)(ii) and Section 5.01(a)(iv) to the Administrative Agent for any Lender which requests such delivery.

   (b) The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

         (i) the occurrence of any Default;

        (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Change;

       (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Change; and

        (iv) any other development that results in, or would reasonably be expected to result in, a Material Adverse Change.

     Each notice delivered under this subsection shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     Section 5.02. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution involving the Borrower which is expressly permitted under Section
6.02 or (ii) any other transaction which would not reasonably be expected to result in a Material Adverse Change.

     Section 5.03. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

     Section 5.04. Insurance. The Borrower will, and will cause each Subsidiary to, maintain (either in the name of the Borrower or in the Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against at the relevant time in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

     Section 5.05. Proper Records; Rights to Inspect. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, at reasonable times and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Any representatives of the Administrative Agent or any Lender shall comply with the Borrower's rules regarding safety and security while visiting the Borrower's facilities.

     Section 5.06. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which would not reasonably be expected to result in a Material Adverse Change.

     Section 5.07. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for the general corporate purposes (including working capital needs) of the Borrower. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. Letters of Credit will be requested and used only to finance the general corporate purposes (including working capital needs) of the Borrower, and will not be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including regulations T, U and X.

                                    ARTICLE 6
                               Negative Covenants

     Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:

     Section 6.01. Liens. (a) The Borrower will not, and will not permit any of its Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

         (i)  Permitted Liens;

        (ii) any Lien on any property of the Borrower or any Subsidiary existing on the date hereof and (in the case of any such Lien that (x) secures Debt or (y) arises outside the ordinary course of business) listed in Schedule 6.01; provided that (A) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

       (iii) any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that first becomes a Subsidiary after the date hereof before the time such Person becomes a Subsidiary; provided that (A) such Lien is not initially created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien will not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding (or committed) principal amount thereof;

        (iv) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such Liens and the Debt secured thereby are incurred before or within 180 days after such acquisition or the completion of such construction or improvement, (B) the Debt secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (C) such Liens will not apply to any other property of the Borrower or any Subsidiary;

         (v) Liens to secure a Debt owing to the Borrower or a Subsidiary;

        (vi) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (iii),
(iv) or (v) of this Section; provided that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets;

       (vii) Liens securing Debt arising out of, and sales of accounts receivable as part of, a Permitted Receivables Financing;

      (viii) Liens securing industrial revenue or pollution control bonds issued for the benefit of the Borrower;

        (ix) Liens on assets of Foreign Subsidiaries securing obligations of Foreign Subsidiaries; and

         (x) Liens not otherwise permitted by the foregoing clauses of this
Section 6.01 on assets other than Inventory of the Borrower or a Domestic Subsidiary; provided that neither the aggregate book value of the assets subject to such Liens nor the aggregate principal amount of Debt and other obligations secured thereby shall exceed 10% of Consolidated Net Tangible Assets (in each case determined at the time of incurrence).

   (b) The Borrower will not and will not permit any of its Domestic Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of the Borrower or any of its Domestic Subsidiaries to create or permit to exist any Lien on any of its Inventory; provided tha the foregoing shall not apply (i) to restrictions and conditions contained in the Credit Facilities, (ii) to restrictions or conditions in any document granting Liens permitted by sub-clauses (i) (solely with reference to clause
(e) of the definition of Permitted Liens), (ii), (iii) and (so long as the same are no more restrictive than those applicable to the Debt being refinanced, extended, renewed or refunded) (vi) of clause (a) of this
Section 6.01, (iii) to restrictions and conditions contained in other instruments in connection with Debt, so long as the terms thereof permit the creation of such a Lien if such Debt is equally and ratably secured thereby, and (iv) to customary restrictions or conditions related to particular assets contained in other agreements entered into in the ordinary course provided that such agreements are not entered into in connection with the incurrence of Debt.

     Section 6.02. Fundamental Changes. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person; provided that the Borrower may permit any corporation to be merged into the Borrower or may consolidate with or merge into or sell or otherwise (except by lease) dispose of its assets as an entirety or substantially as an entirety to any solvent corporation organized in the United States of America which expressly assumes in writing reasonably satisfactory to the Administration Agent the due and punctual payment of the principal of and interest on the Loans and the due and punctual performance of the obligations of the Borrower hereunder and under the Notes, if (x) after giving effect to such consolidation, merger or other disposition, no Default shall have occurred and be continuing and (y) any such disposition shall not release the corporation that originally executed this Agreement as the borrower from its liability as obligor hereunder or under the Notes.

     Section 6.03. Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than 2.00:1.00 at the last day of any Fiscal Quarter.

     Section 6.04.  Leverage Ratio.   The Borrower will not permit the Leverage
Ratio at any time to be more than 3.25:1.00.

                                    ARTICLE 7
                                Events of Default

     If any of the following events ("Events of Default") shall occur:

   (a) the Borrower shall fail to pay any principal of any Loan or any LC Reimbursement Obligation when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

   (b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a)) payable under any Loan Document, and such failure shall continue unremedied for a period of five Business Days;

   (c) any representation, warranty or certification made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible to being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which an officer of the Borrower shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent;

   (d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.01(b), Section 5.07 or in Article 6.

   (e) the Borrower shall fail to observe or perform any provision of any Loan Document (other than those failures covered by clauses (a), (b) and (d) of this Article 7) and such failure shall continue for thirty days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;

   (f) the Borrower or any of its Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due or within any applicable grace period;

   (g) any event or condition occurs that (i) results in acceleration of the maturity of any Material Debt or (ii) enables or permits the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity but in the case of any event described in this clause (ii), only after the lapse of a cure period, equal to the greater of five Business Days or the cure period specified in the instrument governing such Material Debt;

   (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

   (i) the Borrower or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of its Significant Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

   (j) the Borrower or any of its Significant Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

   (k) one or more judgments for the payment of money in an aggregate amount exceeding $100,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Significant Subsidiaries to enforce any such judgment; or

   (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Change;
then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.


                                    ARTICLE 8
                                   The Agents

     Section 8.01. Appointment and Authorization. Each Lender irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     Section 8.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent hereunder.

     Section 8.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 7.

     Section 8.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 8.05. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders or such other number of Lenders as may be expressly required hereunder or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a Lender wire, telex, facsimile, electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     Section 8.06. Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     Section 8.07. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial Lender organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

     Section 8.08. Agents' Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and such Agent.

     Section 8.09. Other Agents. Nothing in this Agreement shall impose any duty or liability whatsoever on any Agent (other than the Administrative Agent) in its capacity as an Agent.

                                    ARTICLE 9
                                  Miscellaneous

     Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

         (i) if to the Borrower, to it at 600 Grant Street, Room 1311, Pittsburgh, Pennsylvania 15219, Attention of Treasurer (Facsimile No.
(412) 433-4765);

        (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Sylvia Trevino (Facsimile No. (713) 750-2932); with a copy to both JPMorgan Chase Bank, 270 Park Avenue, 4th Floor, New York, New York 10017, Attention of James Ramage (Facsimile No. (212) 270-5100) and JPMorgan Chase Bank, 270 Park Avenue, 15th Floor, New York, New York 10017, Attention of Connie Louie (Facsimile No. (212) 270-3513);

       (iii) if to JPMorgan Chase Bank, N.A. as LC Issuing Bank, to it at 270 Park Avenue, 15th Floor, New York, NY 10017, Attention of Connie Louie (Facsimile No. (212) 270-3513); with a copy to JPMorgan Chase Bank,
270 Park Avenue, 4th Floor, New York, New York 10017, Attention of James Ramage (Facsimile No. (212) 270-5100);

        (iv) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

   (b) The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

   (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

     Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the making of a Loan nor the issuance, amendment, renewal or extension of a Letter of Credit shall be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

   (b) No Loan Document or provision thereof may be waived, amended or modified except by an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall:

         (i) increase the Commitment of any Lender without its written consent;

        (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party affected thereby;

       (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party affected thereby;

        (iv) change Section 2.23 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender;

         (v) change any provision of this Section or the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender; or

        (vi) unless signed by a Designated Lender or its Designating Lender, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Lenders are similarly affected); and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or the LC Issuing Bank without its prior written consent; and provided further that neither (x) a reduction or termination of Commitments pursuant to Section 2.09 or 2.18, nor (y) an increase in Commitments pursuant to Section 2.15, constitutes an amendment, waiver or modification for purposes of this Section 9.02.

   (c) Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

     Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arranger, the Administrative Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of Davis Polk
& Wardwell, special counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the LC Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section), the Letters of Credit or the Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Letters of Credit or the Loans.

   (b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the LC Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that (i) such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee's gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnitee for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnitee and the Borrower are adverse parties to the extent that the Borrower prevails on the merits, as determined by a court of competent jurisdiction (it being understood that nothing in this Agreement shall preclude a claim or suit by the Borrower against any Indemnitee for such Indemnitee's failure to perform any of its obligations to the Borrower under the Loan Documents); (iii) the Borrower shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnitees (which law firm shall be selected (x) by mutual agreement of the Administrative Agent and the Borrower or (y) if no such agreement has been reached following the Administrative Agent's good faith consultation with the Borrower with respect thereto, by the Administrative Agent in its sole discretion); (iv) each Indemnitee shall give the Borrower (x) prompt notice of any such action brought against such Indemnitee in connection with a claim for which it is entitled to indemnity under this Section and (y) an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement; and
(v) the Borrower shall not be obligated to pay the amount of any settlement entered into without its written consent (which consent shall not be unreasonably withheld or delayed).

   (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the LC Issuing Bank under subsection
(a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the LC Issuing Bank, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the LC Issuing Bank in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based on its share of the sum of the total Credit Exposures.

   (d) To the extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Financing Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

   (e) All amounts due under this Section shall be payable within five Business Days after written demand therefor.

     Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender
(and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly provided herein, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

   (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

         (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed);

        (ii) the Administrative Agent must give its prior written consent (which consent shall not be unreasonably withheld or delayed);

       (iii) the LC Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed);

        (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; provided that such assignment may, but need not, include rights of the transferor Lender in respect of outstanding Competitive Bid Loans;

         (v) unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than $5,000,000; provided that this clause (v) shall not apply to an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans;

        (vi) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; and

       (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire;

and provided further that any consent of the Borrower otherwise required under this subsection shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to subsection
(d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.20, 2.21, 2.22 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

   (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans and LC Disbursements owing to each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive (absent manifest error), and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

   (d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any processing and recordation fee referred to in, and payable pursuant to, subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

   (e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities ("Participants") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause
(i), (ii) or (iii), of the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.23(c) as though it were a Lender.

   (f) A Participant shall not be entitled to receive any greater payment under
Section 2.20 or 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.22 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.22(e) as though it were a Lender.

   (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     Section 9.05. Designated Lenders. (a) Subject to the provisions of this Section 9.05(a), any Lender may from time to time elect to designate an Eligible Designee to provide all or a portion of the Loans to be made by such Lender pursuant to this Agreement; provided that such designation shall not be effective unless the Borrower and the Administrative Agent consent thereto. When a Lender and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit G hereto (a "Designation Agreement") and the Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Lender shall thereafter have the right to permit such Designated Lender to provide all or a portion of the loans to be made by such Designating Lender pursuant to Section 2.01 and the making of such Loans or portions thereof shall satisfy the obligation of the Designating Lender to the same extent, and as if, such Loans or portion thereof were made by the Designating Lender. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement and otherwise; provided that
(x) its voting rights under this Agreement shall be exercised solely by its Designating Lender and (y) its Designating Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional promissory note shall be required to evidence Loans or portions thereof made by a Designated Lender; and the Designating Lender shall be deemed to hold any promissory note issued pursuant to Section 2.17(d) as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Lender shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Lender as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Lender's application of such payments. In addition, any Designated Lender may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent, assign all or portions of its interest in any Loans to its Designating Lender or to any financial institutions consented to by the Borrower and the Administrative Agent providing liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by such Designated Lender and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

   (b) Each party to this Agreement agrees that it will not institute against, or join any other Person in instituting against, any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Lender for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This Section 9.05(b) shall survive the termination of this Agreement.

     Section 9.06. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated. The provisions of Sections 2.20, 2.21, 2.22 and 9.03 and
Article 8 shall survive and remain in full force and effect regardless of the consummation of the Financing Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

     Section 9.07. Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

     Section 9.08. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

     Section 9.09. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any obligations of the Borrower now or hereafter existing hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

     Section 9.10.  Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

   (b) Each party to this Agreement irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to any Loan Document against another party or its properties in the courts of any jurisdiction.

   (c) Each party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

   (d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

     Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     Section 9.12. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     Section 9.13.  Confidentiality.  Each Lender Party agrees to maintain
(in accordance with its standard credit policy) the confidentiality of the Information (as hereinafter defined), except that Information may be disclosed
(a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (j) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.

     Section 9.14. USA PATRIOT Act Notice. Each Lender (whether a party hereto on the date hereof or hereafter) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act and to provide notice of these requirements, and this notice shall satisfy such notice requirements of the USA PATRIOT Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year set forth in the first paragraph of this Agreement.

                                                UNITED STATES STEEL CORPORATION


                                                By: /s/ L. T. Brockway
                                                    ------------------
                                              Name:   L.T. Brockway
                                             Title:   Vice President & Treasurer

                                             Website Address:    www.ussteel.com

                                                JPMORGAN CHASE BANK, N.A. as
                                                Administrative Agent, LC Issuing
                                                Bank and Lender


                                                By: /s/ Linda M. Meyer
                                                    ------------------
                                              Name:   Linda M. Meyer
                                             Title:   Vice President


                                                BANK OF AMERICA, N.A.,


                                                By:  /s/ John P. Wofford
                                                     -------------------
                                              Name:   John P. Wofford
                                             Title:   Vice President

                                                CITIZENS BANK OF PENNSYLVANIA


                                                By: /s/ Curtis C. Hunter III
                                                    ------------------------
                                              Name:   Curtis C. Hunter III
                                             Title:   Vice President

                                                PNC BANK, NATIONAL ASSOCIATION


                                                By: /s/ Louis K. McLinden
                                                    ---------------------
                                              Name:   Louis K. McLinden
                                             Title:   Managing Director


                                                THE BANK OF NOVA SCOTIA


                                                By: /s/ M. D. Smith
                                                    ---------------
                                              Name:   M. D. Smith
                                             Title:   Agent Operations

                                                MORGAN STANLEY BANK


                                                By: /s/ Dawn M. Dawson
                                                    ------------------
                                              Name:   Dawn M. Dawson
                                             Title:   Authorized Signatory

                                                ABN-AMRO BANK, N.V.


                                                By: /s/ Kris A. Grosshans
                                                    ---------------------
                                              Name:   Kris A. Grosshans
                                             Title:   Managing Director

                                                By: /s/ Ece Bennett
                                                    ---------------
                                              Name:   Ece Bennett
                                             Title:   Director

                                                BARCLAYS BANK PLC


                                                By: /s/ Douglas Bernegger
                                                    ---------------------
                                              Name:   Douglas Bernegger
                                             Title:   Director

                                                LEHMAN BROTHERS COMMERCIAL BANK


                                                By: /s/ Brian McNany
                                                    ----------------
                                              Name:   Brian McNany
                                             Title:   Authorized Signatory

                                                UBS LOAN FINANCE LLC


                                                By: /s/ Mary E. Evans
                                                    -----------------
                                              Name:   Mary E. Evans
                                             Title:   Associate Director

                                                By: /s/ David B. Julie
                                                    ------------------
                                              Name:   David B. Julie
                                             Title:   Associate Director


                                                COMMERZBANK AG, NEW YORK and
                                                GRAND CAYMAN BRANCHES


                                                By: /s/ Robert S. Taylor, Jr.
                                                    -------------------------
                                              Name:   Robert S. Taylor, Jr.
                                             Title:   Senior Vice President

                                                By: /s/ B. Peters
                                                    -------------
                                              Name:   Barbara Peters
                                             Title:   Assistant Vice President

                                                MIZUHO CORPORATE BANK, LTD.


                                                By: /s/ Bertram H. Tang
                                                    -------------------
                                              Name:   Bertram H. Tang
                                             Title:   Senior Vice President &
                                                      Team Leader

                                                NATIONAL CITY BANK


                                                By: /s/ Thomas E. Redmond
                                                    ---------------------
                                              Name:   Thomas E. Redmond
                                             Title:   Senior Vice President


                                                BANK OF TOKYO-MITSUBISHI
                                                UFJ TRUST COMPANY


                                                By: /s/ J. Nasuti
                                                    -------------
                                              Name:   J. Nasuti
                                             Title:   Vice President

                                                CITIBANK, N.A.


                                                By: /s/ Raymond G. Dunning
                                                    ----------------------
                                              Name:   Raymond G. Dunning
                                             Title:   Vice President

                                                CREDIT SUISSE, CAYMAN
                                                ISLANDS BRANCH


                                                By: /s/ Cassandra Droogan
                                                    ---------------------
                                              Name:   Cassandra Droogan
                                             Title:   Vice President

                                                By: /s/ Laurence Lapeyre
                                                    --------------------
                                              Name:   Laurence Lapeyre
                                             Title:   Associate

                                                FIFTH THIRD BANK


                                                By: /s/ Jim Janovsky
                                                    ----------------
                                              Name:   Jim Janovsky
                                             Title:   Vice President

                                                FORTIS CAPITAL CORP.


                                                By: /s/ Douglas Riahi
                                                    -----------------
                                              Name:   Douglas Riahi
                                             Title:   Managing Director

                                                By:  /s/ Steven D. Silverstein
                                                     -------------------------
                                              Name:   Steven D. Silverstein
                                             Title:   Director


                                                ING BANK N.V., DUBLIN BRANCH


                                                By:  /s/ Aidan Neill
                                                     ---------------
                                              Name:   Aidan Neill
                                             Title:   Vice President

                                                By: /s/ Emma Condon
                                                    ---------------
                                              Name:   Emma Condon
                                             Title:   Vice President

                                                MELLON BANK, N.A.


                                                By: /s/ Robert J. Mitchell Jr.
                                                    --------------------------
                                              Name:   Robert J. Mitchell Jr.
                                             Title:   First Vice President

                                                NATIXIS


                                                By: /s/ Carla Sweet
                                                    ---------------
                                              Name:   Carla Sweet
                                             Title:   Director

                                                By: /s/ Vincent Lauras
                                                    ------------------
                                              Name:   Vincent Lauras
                                             Title:   Managing Director

                                                SUMITOMO MITSUI BANKING CORP.,
                                                NEW YORK


                                                By: /s/ David A. Buck
                                                    -----------------
                                              Name:   David A. Buck
                                             Title:   Senior Vice President

                                                THE NORTHERN TRUST COMPANY


                                                By: /s/ Thomas Hasenauer
                                                    --------------------
                                              Name:   Thomas Hasenauer
                                             Title:   Vice President


                                                US BANK, NATIONAL ASSOCIATION


                                                By: /s/ Michael P. Dickman
                                                    ----------------------
                                              Name:   Michael P. Dickman
                                             Title:   Vice President

                                                GOLDMAN SACHS CREDIT
                                                PARTNERS L.P.


                                                By: /s/ Mark Walton
                                                    ---------------
                                              Name:   Mark Walton
                                             Title:   Authorized Signatory




                                PRICING SCHEDULE

     Each of "Facility Fee Rate" and "Eurodollar Margin" means, for any date, the rate set forth below in the row opposite such term and under the column corresponding to the "Pricing Level" at such date:

                         Level I    Level II   Level III  Level IV    Level V
                         -------    --------   ---------  --------    -------
Facility Fee Rate         0.08%      0.10%      0.125%     0.15%       0.20%
Eurodollar Margin         0.27%      0.40%      0.50%      0.725%      1.05%

     For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule with respect to split ratings:

     "Level I Pricing" applies at any date, if at such date, the Borrower's long-term debt is rated BBB+ by S&P or Baa1 by Moody's.

     "Level II Pricing" applies at any date if, at such date, the Borrower's long-term debt is rated BBB by S&P or Baa2 by Moody's.

     "Level III Pricing" applies at any date if, at such date, the Borrower's long-term debt is rated BBB- by S&P or Baa3 by Moody's.

     "Level IV Pricing" applies at any date if, at such date, the Borrower's long-term debt is rated BB+ by S&P or Ba1 by Moody's.

     "Level V Pricing" applies at any date if, at such date, no other Pricing Level applies.

     "Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.

     The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business of such date.

     If the Borrower is split-rated, then for purposes of determining the applicable Pricing Level, (a) if the ratings differential is one notch, then both ratings will be deemed to be at the higher level of S&P and Moody's and (b) if the ratings differential is two notches or more, then both will be deemed to be at a level one notch higher than the lower of S&P and Moody's.